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                                                                      Exhibit 12


                                                 Year ended December 31,
                                      ------------------------------------------
                                       1994    1995      1996     1997    1998
                                       ----    ----      ----     ----    ----
                                                     (in thousands)
Income from continuing operations
  before income taxes                $12,540  $13,256  $12,580  $25,576  $17,695
Add:

Interest expense (including
  amortization of finance charges)     5,797    4,147    3,004    2,834   19,280
                                     -------  -------  -------  -------  -------
Earnings as adjusted                 $18,337  $17,403  $15,584  $28,410  $36,975
                                     =======  =======  =======  =======  =======

Fixed charges:

Interest expense (including
  amortization of finance charges)   $ 5,797  $ 4,147  $ 3,004  $ 2,834  $19,280
                                     =======  =======  =======  =======  =======

Ratio of earnings to fixed charges      3.2x     4.2x     5.2x    10.0x     1.9x
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